American Italian Pasta Company Adopts Stockholder Rights Plan

         Excelsior Springs, MO -- December 3, 1998 -- American Italian Pasta Company (NYSE: PLB) announced today that its Board of Directors adopted a Stockholder Rights Plan designed to enhance the Board's ability to protect stockholders against, among other things, unsolicited attempts to acquire control of American Italian Pasta Company that do not offer an adequate price to all stockholders or are otherwise not in the best interests of American Italian Pasta Company and its stockholders.

         American Italian Pasta Company said that the Plan was not adopted in response to any specific effort to acquire control of the Company, and it is not aware of any such effort.

         Under the Plan each common stockholder at the close of business on December 16, 1998 will receive a dividend of one right for each share of Common Stock held. Each right entitles the holder to purchase from American Italian Pasta Company one one-hundredth of a share of a new series of participating Preferred Stock at an initial purchase price of $110.00. The rights will become exercisable and will detach from the Common Stock a specified period of time after any person has become the beneficial owner of 15% or more of American Italian Pasta Company's Common Stock or commenced a tender or exchange offer which, if consummated, would result in any person becoming the beneficial owner of 15% or more of the Common Stock.

         If any person becomes the beneficial owner of 15% or more of American Italian Pasta Company's Common Stock, each right will entitle the holder, other than the acquiring person, to purchase for the purchase price American Italian Pasta Company Common Stock having a value of twice the purchase price.

         If, following an acquisition of 15% or more of American Italian Pasta Company's Common Stock, American Italian Pasta Company is involved in certain mergers or other business combinations or sells or transfers more than 50% of its assets or earning power, each right will entitle the holder to purchase for the purchase price common stock of the other party to such transaction having a value of twice the purchase price.

         At any time after a person has acquired 15% or more (but before any person has acquired more than 50%) of the Company's Common Stock, American Italian Pasta Company may exchange all or part of the rights for shares of Common Stock at an exchange ratio of one share of Common Stock per right.

         American Italian Pasta Company may redeem the rights at a price of $.01 per right at any time prior to a specified period of time after a person has become the beneficial owner of 15% or more of its Common Stock. The rights will expire on December 16, 2008, unless earlier exchanged or redeemed.